Exhibit 99.2

Pixelworks, Inc. Q4 2016 Conference Call
February 2, 2017

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s fourth quarter 2016 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Mr. Steve Moore.

Steve Moore

Good afternoon and thank you for joining us today. With me on the call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the fourth quarter and fiscal year 2016.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, February 2, 2017, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude stock-based compensation expense, additional amortization of a non-cancelable prepaid royalty, as well as certain charges related to the Company’s announced restructuring in the first half of 2016. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.

With that said, I will now turn the call over to Todd for his opening remarks.

Todd DeBonis

Thank you, Steve and good afternoon to everyone on today's call.

As outlined in today press release, we achieved another consecutive quarter of meaningful improvement to both our top and bottom line results. Fourth quarter revenue increased 17 percent sequentially and 19 percent year-on-year to $16 million, reaching the high-end of our guidance range. Gross margin expanded 500 basis points over the prior quarter, and OpEx was also well contained during the quarter. As a result, Pixelworks achieved profitability in the quarter on both a GAAP and non-GAAP basis for the first time in over three years. Additionally, we generated $3 million in cash from operations, which significantly exceeded our stated goal from earlier in the year to achieve cash flow breakeven by the fourth quarter.

The profitability and cash flow generated in Q4 demonstrate the significant progress we have made over the last few quarters to enhance our operating model and dramatically improve the Company’s underlying fundamentals.

Importantly, I want to emphasize that these results do NOT reflect a pull-in of the EOL, or end-of-life, revenue that we are now fully booked to recognize in the first half of 2017. I will let Steve provide the details on our updated EOL revenue expectations, however the contribution from these end-of-life products will ultimately add approximately $8 million in non-dilutive capital to our balance sheet over the next 2 to 3 quarters.

For those of you that have been following Pixelworks for a while, this is a different company than even one year ago. As we look back over the past year, we took a number of important steps that have fundamentally changed the business. Most notable, we meaningfully reduced our expense run-rate, and we also streamlined our product portfolios to focus our sales organization on high-value, higher-margin products - enabling the company to substantially increase its strategic focus.

With this stronger foundation now in place, our goal going forward is to deliver year-over-year revenue growth, excluding the anticipated EOL contribution, while maintaining a goal of profitability throughout 2017.

Now let’s shift to an update on the underlying businesses and respective end market commentary.

Projector

First in our projector business - order patterns and overall demand was strong across a wide-group of customers, reflecting a continued normalization of the market following the previous inventory and supply channel disruptions experienced in early 2016. Additionally, our most recent indications would suggest that the supply chain remains relatively tight, with potential slack inventory being below average and at a healthy level as we enter 2017.

Also, I’d like to mention our completed streamlining of this business one last time, which included the EOL for certain legacy projector chips in our portfolio. Consistent with prior expectations we have experienced nearly universal acceptance of our proposed product transitions aimed at converting customers toward higher value products. This should result in a net favorable impact to ASPs and margins over the intermediate to longer-term.

Consistent with both our comments last quarter and our first quarter guidance, our interpretation of recent customer order patterns and inventory in the channel, we continue to expect and model internally for an effectively normal revenue cycle with typical seasonality in 2017.

Mobile

Now turning to our mobile business - where the level of activity as well as the quality of engagements with prospective mobile OEM customers has increased noticeably over the past several months following the additions we made to our sales team in the second half of the year. Revenue contribution from Mobile was still modest in Q4, but slightly higher compared to prior quarters, as we continued to ship volume production in support of multiple ASUS devices.

As part of recent activity, we have been increasing the sampling our 3rd generation Iris processor with a targeted list of select Asia OEMs. The level and scope of our discussions with several of these OEMs has advanced significantly, and I am more convinced than ever we have the right people and sales team in place today, and they are focused on the right levers to drive incremental adoption of Pixelworks’ mobile technology.

More specifically, as part of these engagements with OEMs, we are actively pursuing a number of potential new opportunities on mobile devices. And as stated last quarter, the current sampling of our 3rd generation chip gives us the potential to win designs on higher unit volumes mobile devices - some of which are targeted for launches in the second half of 2017. Although feedback to-date from these OEMs continues to be both constructive and encouraging, I want to be clear that it is still too early to declare victory. Regardless of the outcome of these existing engagements, we are continuing to develop advanced new features and functionally to enhance the value proposition of our Iris processors, while simultaneously working to minimize the common design-in hurdles encountered by mobile OEMs.

Importantly, we also continue to make meaningful progress on our dual go-to-market strategy aimed at monetizing Pixelworks’ technology beyond pure device sales. As discussed on previous calls, we believe that seeding intermediate-to-longer-term opportunities through proactive conversations with potential partners as well as other players in the ecosystem is complementary to our device strategy. Although many of these conversations are still in the early stages, today we are actively engaged with a diverse set of future potential partners and/or customers across the broader mobile and video streaming ecosystem - these include ongoing discussions with mobile SoC companies, DDI and panel manufacturers, creators of original video content, as well as companies looking to deliver higher-quality over-the-top streaming video to almost any device connected to the internet. It’s too early to know which, or if any, of these conversations might lead to commercial engagements, however our plan is to begin highlighting some of the Pixelworks’ technology behind a few of these new applications over the next couple of quarters.

Concluding Comments

To conclude my remarks, we exited 2016 with very solid results and we are starting off 2017 with better fundamentals in place than the company has had in a number of years. Even more encouraging, I am confident and have every indication that the year ahead will be one of profitable growth for Pixelworks. In our core Projector business, we fully expect to deliver year-on-year growth with a bias towards higher margins, and we are also well positioned to capture incremental market share throughout the year. And in mobile, although it is always difficult to predict the exact timing of technology adoption, I can tell you we have a highly accomplished group of individuals that are very focused and excited about converting current engagement into revenue generating customers. As 2017 unfolds, I look forward to updating you on our progress on driving broader adoption of Pixelworks technology across a greater number of customers and video-centric applications.

With that I'll turn the call over to Steve to review our fourth quarter financials and guidance for the first quarter in more detail. Steve?

Steve Moore

Thank you, Todd.

Revenue for the fourth quarter of 2016 was $16 million compared to $13.7 million in the third quarter. The sequential improvement in Q4 revenue primarily reflects increased sales of chips sold into our digital projection market, as the demand strengthened and the market returned to more normal order patterns from the previous quarter’s supply channel disruption.

The breakdown of revenue during the fourth quarter was as follows:

Revenue from Digital projection was approximately $14.4 million.

Mobile revenue was approximately $390,000.

And revenue from legacy chips sold into the TV-Panel market was approximately $1.2 million.

Non-GAAP gross profit margin was 53.6% in the fourth quarter of 2016, compared to 48.6% in the third quarter of 2016. Gross margin was higher quarter-on-quarter primarily due to a more favorable revenue mix specific to products sold into the digital projection market.

Non-GAAP operating expenses were $7.3 million in the fourth quarter of 2016, compared to $6.8 million in the third quarter of 2016.

Adjusted EBITDA was $2.1 million for the fourth quarter of 2016, compared to $670,000 in the third quarter of 2016. A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.

On a non-GAAP basis the Company reported a net profit of $1.2 million, or four cents per diluted share, in the fourth quarter of 2016, as compared to a non-GAAP net loss of $438,000, or a loss of two cents per share, in the prior quarter.

Moving to the balance sheet, we ended the fourth quarter with cash and cash equivalents of approximately $19.6 million, an increase of $3 million from the end of the third quarter, largely reflecting positive cash flow from operating activities during the fourth quarter.

Other balance sheet metrics include day’s sales outstanding of 18 days at quarter-end, compared to 26 days at the end of the third quarter. Inventory turns during the fourth quarter increased to 10.1 times, compared to 8.7 times in the prior quarter.

Guidance

Turning now to Guidance.

For the first quarter of 2017, we expect revenue to increase to a range of between $22 and $23 million. This range reflects our expectation for a sequential decline in projector revenue that is consistent with typical seasonality in our core digital projection business, offset by approximately $9 million in end-of-life revenues. We expect revenue from mobile to be roughly flat with the last quarter.

EOL revenue in Q1 2017 will be approximately $2 million higher than previously expected due to additional orders that we received, and accepted, after the original EOL deadline. For Q2, we continue to expect EOL revenue in excess of what would otherwise be our normalized quarterly revenue to be approximately $5 million, as previously discussed. Note, we do not expect any meaningful EOL revenue after Q2 2017.

We expect gross profit margin for the first quarter to be in a range of between 53% and 55% on both a GAAP and non-GAAP basis.

In terms of operating expenses, we expect the first quarter to range between $9 and $10 million on a GAAP basis, and $8 to $9 million on a non-GAAP basis. Operating expenses will be higher in the first quarter of 2017, compared with our expected run rate in subsequent quarters, primarily due to additional expenses we plan to incur related to the development of a next-generation chip.

As a result, we expect first quarter GAAP net income to be in a range of between 5 cents and 12 cents per diluted share; and we expect non-GAAP net income to be in a range of between 8 cents and 15 cents per diluted share.

With that, we will now open the call for questions. Operator.